UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2020

DropCar, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

DropCar, Inc.

1412 Broadway, Suite 2105

New York, New York 10018

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 342-1595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DCAR	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Explanatory Note

On December 19, 2019, DropCar, Inc., a Delaware corporation (“DropCar”), ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (“Merger Sub”), and Ayro, Inc., a Delaware corporation (“AYRO”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar and the surviving corporation of the merger (the “Merger”). DropCar is filing this Form 8-K to provide information regarding certain matters related to AYRO.

Item 8.01. Other Events.

On February 20, 2020, certain existing investors of DropCar and AYRO (the “Noteholders”) agreed to extend a loan in the aggregate amount of $500,000 to AYRO, which loan is evidenced by a Secured Promissory Note dated as of February 20, 2020 (the “Note”). The Note is the secured obligation of AYRO, which ranks pari passu with AYRO’s other outstanding debt obligations. The Note is secured by a security interest in and lien on substantially all of the assets of AYRO (the “Collateral”), with the Noteholders’ security interest in the Collateral ranking junior to the secured lenders pursuant to that certain Loan and Security Agreement, dated December 19, 2019, by and between AYRO and the persons signatory thereto as lenders. The aggregate unpaid principal amount of the loan, together with all accrued and unpaid interest thereon and all other amounts payable under the Note shall be due and payable in cash upon the Maturity Date, defined as the earliest of (a) the date on which the closing of the Merger occurs pursuant to the Merger Agreement, (b) May 19, 2020 and (c) the date on which all amounts under the Note become due and payable in connection with certain events of default. The Note features an interest rate equal to 7.0% per annum, which interest is payable in arears on the Maturity Date. Upon the occurrence and during the continuance of an event of default, any amounts due pursuant to the Note, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate equal to 10.0% per annum from the date of such non-payment until such amount is paid in full. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest on the Maturity Date, the breach of certain covenants by AYRO and the commencement of certain proceedings related to a bankruptcy by AYRO.

In connection with the Note, AYRO also entered into a subscription agreement with each of the Noteholders (the “Subscription Agreements”), pursuant to which, contingent upon the closing of the Merger and effective immediately thereafter, AYRO agreed to cause DropCar to issue and sell, and the Noteholders agreed to subscribe for, warrants to purchase an aggregate of 500,000 shares of DropCar’s common stock for an aggregate price equal to $10,000. The warrants shall feature an exercise price of $0.01 and shall be exercisable immediately upon issuance.

The foregoing descriptions of the Note and the Subscription Agreements do not purport to be complete and are subject to and qualified in their entirety by reference to the full text of the form of Note and the form of Subscription Agreement, which are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Secured Promissory Note, dated as of February 20, 2020.

99.2	Form of Subscription Agreement, by and between AYRO and Noteholder, dated as of February 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DROPCAR, INC.

Date: February 24, 2020	By:	/s/ Spencer Richardson
	Name:	Spencer Richardson
	Title:	Chief Executive Officer